Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 2 to Post-Effective	File No. 333-140934
Amendment No. 2 to Form SB-2/A on Form S-1
(to Prospectus Dated August 12, 2008)

Southwest Casino Corporation

12,663,389 Shares

of

Common Stock

This Prospectus Supplement No. 2 to Post-Effective Amendment No. 2 to Form SB-2/A on Form S-1 supplements the prospectus dated August 12, 2008, as previously supplemented, relating to the 12,663,389 shares of common stock of Southwest Casino Corporation that may be offered for sale for the account of several stockholders of Southwest Casino Corporation, their respective pledgees, assignees or successors-in-interest, as stated under the heading “Plan of Distribution” in the original prospectus.

This Prospectus Supplement No. 2 is being filed to update the original prospectus with respect to developments in Southwest Casino Corporation’s business that have occurred since the date of the original prospectus and to include in the prospectus the Current Report on Form 8-K that Southwest Casino Corporation filed on October 23, 2008.  This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus.  This Prospectus Supplement No. 2 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the original prospectus.

Recent Developments

Attached hereto and incorporated by reference herein is the Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 23, 2008.

The common stock offered involves a high degree of risk.  We refer you to “Risk Factors,” beginning on page 2 of the original prospectus as supplemented by the Quarterly Report on Form 10-Q filed August 14, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is October 27, 2008.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Approval: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response. . 5.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2008

SOUTHWEST CASINO CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN		55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  952-853-9990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 19, 2008, Southwest Casino Corporation (“Southwest”) and its wholly-owned subsidiary Southwest Casino & Hotel Corp. entered into agreements with Black Diamond Commercial Finance, L.L.C. (“Black Diamond”), as Agent for certain lenders to North Metro Harness Initiative, LLC (“North Metro”), under which Southwest transferred its 50 percent membership interest in North Metro (the “Membership Interest”). In the transaction, Southwest sold the Membership Interest to Black Diamond, as agent for the lenders, for $1.00 and:

•                  an agreement not to sue Southwest under the terms of a $1 million Limited guaranty by Southwest of North Metro’s debt and to terminate that limited guaranty upon satisfaction of certain conditions;

•                  an option to repurchase the 50 percent membership interest in July 2009 for $1.00 plus buying a $7.5 million subordinate interest in North Metro’s then outstanding debt to Black Diamond and the lenders; and

•                  retention of Southwest’s right to receive $2.3 million in distributions before North Metro makes distributions (other than tax distributions) to its members.

In addition, Southwest agreed to provide consulting and transition services to Black Diamond for four months for a fee of $50,000 per month.

North Metro Harness Initiative, LLC owns and operates Running Aces Harness Park in Columbus, Minnesota. Running Aces has offered pari-mutuel wagering on live harness racing and simulcast races by all breeds of horses since April 11, 2008. Running Aces opened a 50-table card room that offers poker, blackjack and other casino card games on June 30, 2008, after completing its 50th day of live racing.

Black Diamond has acted as agent for lenders (the “Lenders”) who provided approximately $42 million in financing to North Metro for construction and some start-up costs at Running Aces under a Credit Agreement dated April 20, 2007 (the “Credit Agreement”). North Metro has been in default under certain obligations under the Credit Agreement since July 2008.

Under the Limited Liability Company Membership Interest Purchase Agreement between Southwest Casino and Hotel Corp. and Black Diamond dated October 19, 2008 (the “Purchase Agreement”), Southwest Casino and Hotel Corp. sold its 50% membership interest to Black Diamond, as Agent for the Lenders. Southwest had pledged the Membership Interest as security for the construction and start-up financing when North Metro entered into the Credit Agreement. Under the Purchase Agreement, Southwest received the purchase price of $1.00 along with a right to repurchase the Membership Interest in July 2009 for $1.00 plus buying a $7.5 million last out, non-voting, fully subordinated participation interest in North Metro’s then outstanding debt to Black Diamond and the Lenders. Southwest also retained its right to receive distributions in the amount of $2,357,072 for cash contributions, advances and loans by Southwest to North Metro that exceeded Southwest’s required membership contributions. This amount is to be repaid to Southwest before any distributions to the owners of North Metro (except distributions for payment of taxes on the income of North Metro). Under the Credit Agreement, payment of distributions, including the amount retained by Southwest, is prohibited unless Running Aces exceeds certain financial performance thresholds.

The transfer of the Membership Interest remains subject to the terms of the North Metro Harness Initiative, LLC Member Control Agreement (the “Member Control Agreement”), including the provisions of the Member Control Agreement regarding transfer of membership interests.

Southwest also received relief under a $1 million Limited Guaranty by Southwest of North Metro’s obligations under the Credit Agreement under a Limited Covenant Not to Sue and Release of Limited Guaranty dated October 19, 2008 (the “Covenant and Release”). Under the terms of the Covenant and Release, Black Diamond, as Agent, agreed not to sue to enforce the $1 million limited guarantee so long as Southwest is not in default in its obligations in connection with the sale of the Membership Interest and the Consulting Agreement described below. In addition, the Covenant and Release provides that the $1 million guarantee will terminate and be of no further force or effect

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once Black Diamond, as Agent, receives full rights as a member of North Metro under the terms of the Member Control Agreement in for the Membership Interest purchased from Southwest and Southwest has performed its obligations under the four-month Consulting Agreement described below.

Southwest also entered into a Settlement Agreement with Black Diamond, as Agent, on October 19, 2008, under which Southwest and Black Diamond agreed to enter into the transactions described in this Current Report. In addition, Southwest agreed to release Black Diamond from any and all claims Southwest may have or have had against Black Diamond up to and including October 19, 2008. In accordance with the terms of the Settlement Agreement, this release will be null and void if Black Diamond attempts to enforce against Southwest the $1 million limited guaranty that is the subject of the Covenant and Release.

In addition, Southwest and Black Diamond entered into a Consulting Agreement on October 19, 2008 (the “Consulting Agreement”) under which Southwest will provide consulting and transition services to Black Diamond in connection with Black Diamond’s acquisition of the Membership Interest. Under the Consulting Agreement, Southwest will continue to provide leadership, management and consulting services at Running Aces and work to transition the provision of those services to Black Diamond and personnel selected by Black Diamond. In consideration of Southwest’s providing these services, Black Diamond has agreed to pay Southwest consulting fees of $50,000 per month for four months.

Copies of the Purchase Agreement, Covenant and Release, Settlement Agreement and Consulting Agreement are attached to this Current Report as Exhibits 10.1, 10.2, 10.3 and 10.4 respectively. The above descriptions of these agreements are summaries only and are qualified in all respects by the terms and conditions of the attached Exhibits.

Item 2.01               Completion of Acquisition or Disposition of Assets

On October 19, 2008, Southwest Casino Corporation (“Southwest”) and its wholly-owned subsidiary Southwest Casino & Hotel Corp. entered into a series of agreements under which they sold to Black Diamond Commercial Finance, L.L.C., as Agent for certain lenders, Southwest Casino & Hotel Corp.’s 50 percent membership interest in North Metro Harness Initiative, LLC. Please see Item 1.01 and the Exhibits to this Current Report on Form 8-K for information regarding the terms of the sale.

Item 7.01               Regulation FD Disclosure

On October 23, 2008, Southwest Casino Corporation issued a press release announcing the sale of its 50 percent membership interest in North Metro Harness Initiative, LLC. A copy of that press release is attached to this report as Exhibit 99.1.

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Item 9.01               Financial Statements and Exhibits

(c)           Exhibits.

Exhibit No.	Description	Method of Filing
10.1	Limited Liability Company Interest Purchase Agreement dated October 19, 2008 by and among Southwest Casino and Hotel Corp. and Black Diamond Commercial Finance, L.L.C., as Agent	Filed herewith
10.2

Limited Covenant Not to Sue and Release of Limited Guaranty dated October 19, 2008 among Southwest Casino Corporation, Southwest Casino and Hotel Corp. and Black Diamond Commercial Finance, L.L.C., as Agent

Filed herewith
10.3	Settlement Agreement dated October 19, 2008 among Southwest Casino Corporation, Southwest Casino and Hotel Corp. and Black Diamond Commercial Finance, L.L.C., as Agent	Filed herewith
10.4	Consulting Agreement dated October 19, 2008 among Southwest Casino and Hotel Corp. and Black Diamond Commercial Finance, L.L.C., as Agent	Filed herewith
99.1	Southwest Casino Corporation Press Release dated October 23, 2008.	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: October 23, 2008

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President

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Exhibit 10.1

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

This LIMITED LIABILITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2008 by and among BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., a Delaware limited liability company, in its capacity as Agent (as such term is defined in the Credit Agreement, “Agent”) under the Credit Agreement (“BDCF” or “Buyer”), and SOUTHWEST CASINO AND HOTEL CORP., a Minnesota corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns a 50% Membership Interest (as such term is defined in the Member Control Agreement) (the “Membership Interest”) in North Metro Harness Initiative, LLC, a Minnesota limited liability company (the “Company), whose business and affairs are governed by that certain Member Control Agreement of North Metro Harness Initiative, LLC, entered into and effective as of June 8, 2004 (as amended by that certain First Amendment to Member Control Agreement dated as of April 20, 2007, the “Member Control Agreement”);

WHEREAS, Seller’s Membership Interest in the Company includes a 50% Percentage Interest (as such term is defined in the Member Control Agreement) in the Company;

WHEREAS, pursuant to the requirements of that certain letter agreement, dated June 19, 2008, between Seller and an affiliate of MTR Harness, Inc., a Minnesota corporation and owner of a 50% Membership Interest (as such term is defined in the Member Control Agreement) in the Company (“MTR Harness”), MTR Harness has waived its right to receive the first $192,500 in distributions from the Company to which MTR Harness would otherwise be entitled, and has directed that the Company pay such $192,500 in distributions to Seller (Seller’s right to receive such $192,500 in distributions, the “$192,500 Distribution Right”);

 WHEREAS, pursuant to Article IX and Article XV of the Member Control Agreement, Seller is entitled to receive Distributions (as such term is defined in the Member Control Agreement) with respect to its Membership Interests from the Company of: (i) Unrecovered Unmatched Pre-Licensing Costs (as such term is defined in the Member Control Agreement) and (ii) Unrecovered Preferred Return (as such term is defined in the Member Control Agreement), currently in the aggregate amount of $2,164,572 (the right to a receive non-interest bearing, fixed amount of $2,164,572 of the Distributions referenced in items (i) and (ii) (the “Unrecovered Costs and Return Distribution Rights”), and, together with the $192,500 Distribution Right, collectively, the “Excluded Interest”);

WHEREAS, the $192,500 Distribution Right and Unrecovered Costs and Return Distribution Rights comprising the Excluded Interest: (i) constitute only the right of to Seller to receive an aggregate amount equal to $2,357,072 in distributions from the Company in accordance with the terms of the Member Control Agreement; and (ii) do not provide Seller with any other rights with respect to the Company of any kind whatsoever, including, without limitation, voting or control rights or any rights of a Member under the Member Control Agreement or Minnesota law;

WHEREAS, the Excluded Interest does not include the right of Seller to receive any amount of Preferred Return (as such term is defined in the Member Control Agreement) accrued after the Closing Date (as defined herein), and Seller shall earn no interest on any amounts due in connection with the Excluded Interest;

WHEREAS, BDCF and the Company entered into that certain Credit Agreement, dated as of April 20, 2007 (as has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, as borrower, the Loan Parties (as such term is defined in the Credit Agreement), the Lenders (as such term is defined in the Credit Agreement) and BDCF, as Agent;

WHEREAS, Seller and Southwest Casino Corporation, a Nevada corporation and owner of 100% of the capital stock of Seller (“Seller Parent”), and BDCF, as Agent, are parties to that certain Limited Guaranty dated as of July 1, 2008, pursuant to which Seller and Seller Parent guaranteed the Obligations (as such term is defined in the Credit Agreement) on a limited basis as set forth therein;

WHEREAS, pursuant to that certain Pledge Agreement, dated as of April 20, 2007 (as amended restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), by and between Seller and BCDF, as Agent, Seller has pledged to BCDF, as Agent, for the benefit of Agent and the benefit of Lenders (as such term is defined in the Pledge Agreement), a first priority security interest in the Pledged Collateral (as such term is defined in the Pledge Agreement);

WHEREAS, Seller, Seller Parent and Buyer, contemporaneously with the execution and delivery of this Agreement, have entered into that certain Settlement Agreement, dated as of the date hereof (the “Settlement Agreement”); and

WHEREAS, in accordance with the Settlement Agreement, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of the Membership Interest and all Seller’s right, title and interest in the Company and under the Member Control Agreement of any kind, including as a Managing Member, but excluding, however, the Excluded Interest (such Membership Interest and all Seller’s right, title and interest in the Company and under the Member Control Agreement of any kind, including as a Managing Member, but excluding, however, the Excluded Interest, the “Acquired Interest”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE ACQUIRED INTEREST; CLOSING

1.1           Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, transfer and assign to Buyer, and Buyer shall acquire from Seller all of Seller’s right, title and interest in and to the Acquired Interest, subject in all events to all rights of the Agent under the Pledge Agreement. Upon the

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transfer of the Acquired Interest from Seller to Buyer: (i) subject to any applicable requirements of the Member Control Agreement, Buyer shall be deemed a Substitute Member (as such term is defined in the Member Control Agreement) of the Company; (ii) Seller shall be deemed to have transferred any and all of its rights as a Member of the Company under the Member Control Agreement and Minnesota law, and any other right, title and interest in the Company and under the Member Control Agreement of any kind, including as a Managing Member, provided, however, that Seller shall retain all of its rights with respect to the Excluded Interests; and (iii) subject to any applicable requirements of the Member Control Agreement, Buyer shall be deemed a Managing Member (as such term is defined in the Member Control Agreement) of the Company for all purposes and in all respects. It is hereby acknowledged and agreed by Seller and Buyer that upon completion of the purchase and sale contemplated by this Section 1.1, the Acquired Interest shall be freely assignable and transferable by Buyer, free and clear of any Lien or claim of Seller other than pursuant to Section 5.1 of this Agreement, and subject in all events to all rights of the Agent under the Pledge Agreement.

1.2           Consideration. In consideration for the Acquired Interest and subject to and upon the terms and conditions of this Agreement, at the Closing, Buyer shall pay to Seller the amount of $1.00 (the “Purchase Price”). The Purchase Price shall be payable by Buyer (or its designee) to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller, or by cashier’s check or other cash payment.

1.3           Full and Complete Payment. The parties acknowledge and agree that the payment of the Purchase Price constitutes full and complete payment for the Acquired Interest and all rights and attributes related thereto. Except for the Purchase Price, Seller shall not be entitled to any other rights, payments, returns and/or dividends, whether in cash or property, from the Company or any other person or entity in respect of the Acquired Interest or other interests in or with respect to the Company, except for the Excluded Interest.

1.4           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, Sears Tower, Suite 5800, Chicago, Illinois 60606 on October 19, 2008 or on such other date as is mutually agreeable to Seller and Buyer (such date, the “Closing Date”).

ARTICLE II
CONDITIONS TO CLOSING

2.1           Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           Representations and Warranties. The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects (except for any representations or warranties qualified by materiality, which shall be true and correct in all respects) when made and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

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(b)           Governmental Proceedings. No injunction exists or proceeding has been commenced that is reasonably likely to prevent, delay, make illegal, or otherwise interfere with, the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(c)           Deliveries. Seller shall have delivered, or caused to be delivered, to Buyer:

(i)            a copy of this Agreement, duly executed by Seller; and

(ii)           a membership certificate evidencing Seller’s Membership Interest, accompanied by an assignment and assumption document, in the form attached hereto as Exhibit A (the “Assignment and Assumption”), duly executed by Seller and effecting the assignment and transfer of the Acquired Interest to Buyer.

Any condition specified in this Section 2.1 may be waived in writing by Buyer in its sole discretion.

2.2           Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)           Representations and Warranties. The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects when made and at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

(b)           Governmental Proceedings. No injunction exists or proceeding has been commenced that is reasonably likely to prevent, delay, make illegal, or otherwise interfere with, the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(c)           Deliveries. Buyer shall have delivered, or caused to be delivered, to Seller:

(i)            a copy of this Agreement, duly executed by Buyer;

(ii)           the Assignment and Assumption, duly executed by Buyer; and

(iii)          the Purchase Price.

Any condition specified in this Section 2.2 may be waived in writing by Seller in its sole discretion.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into and perform this Agreement, Seller hereby makes the following representations, warranties and covenant to Buyer as of the date hereof:

3.1           Status. Seller is a duly formed, validly existing corporation in good standing under the laws of the State of Minnesota and has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

3.2           Commitments. Except pursuant to the Credit Agreement and this Agreement, there are no commitments, options, contracts or other arrangements whatsoever, whether written or oral, under which Seller is or may become obligated to sell, transfer, pledge, assign, convey or otherwise dispose of the Acquired Interest or any right or interest therein.

3.3           Title. Seller has good and indefeasible title to the Acquired Interest owned by it free and clear of all mortgages, pledges, liens, claims, encumbrances, other security arrangements, preferential arrangements or restrictions of any kind whatsoever (collectively, “Liens”) except for the Lien in favor of the Agent pursuant to the Pledge Agreement. Upon delivery by Buyer of the Purchase Price, Seller will transfer to Buyer good and indefeasible title to the Acquired Interest free and clear of all Liens except for the Lien in favor of the Agent pursuant to the Pledge Agreement.

3.4           Authority. Seller has full power, right and authority to execute and deliver this Agreement and, subject to the terms of the Member Control Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Seller.

3.5           Enforceability. This Agreement has been duly and validly executed by Seller and, upon delivery hereof by Seller, will constitute a legally valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

3.6           No Conflict. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby and compliance with the terms and provisions hereof, does not and will not:  (a) conflict with, violate, result in the breach of, constitute a default under, give rise to any right of acceleration, cancellation or termination of any material right or obligation under, or require any consent, approval, authorization or action or filing pursuant to, any agreement or other instrument to which Seller is a party or by which Seller or any of its properties or assets are bound; or (b) violate or require any consent, approval, authorization or action or filing pursuant to, any code, statute, ordinance, rule, regulation, directive, order, decree, ruling, writ, injunction, judgment or other law or binding pronouncement of any governmental authority (collectively, “Laws”) applicable to Seller, or any of its properties

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or assets, except consents and approvals required under laws and regulations of the State of Minnesota applicable to the acquisition of an ownership interest in an entity licensed to engage in pari-mutuel wagering.

3.7           Litigation. There are no claims, demands, actions, investigations, audits, suits, causes of action, arbitration proceedings or other proceedings pending, or to the knowledge of Seller, threatened or otherwise being asserted against Seller, which, directly or indirectly, would reasonably be expected to have a material adverse effect on the Acquired Interest owned by Seller or the consummation of the transactions contemplated hereby.

3.8           Brokerage. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Seller will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the execution of this Agreement or upon consummation of the transactions contemplated hereby

3.9           Excluded Interest. Seller’s rights to distributions from the Company are contingent upon the occurrence of those events described in the Member Control Agreement. As of the Closing Date, the maximum aggregate amount of distributions payable pursuant to the $192,500 Distribution Right and Unrecovered Costs and Return Distribution Rights equals $2,357,072. Seller acknowledges and agrees that, other than the right to receive distributions from the Company in the maximum aggregate amount of $2,357,072, subject to and in accordance with the Member Control Agreement, the Excluded Interest does not include any rights of any kind whatsoever in the Company or under the Member Control Agreement (including any rights to Preferred Return, as such term is defined in the Member Control Agreement) or as a Member of the Company pursuant to the Member Control Agreement or Minnesota law. Seller acknowledges and agrees that, after the date of this Agreement, Seller shall earn no interest on any amounts due in connection with the Excluded Interest. Seller covenants and agrees that, from and after the Closing Date, Seller shall not, and shall cause its affiliates, successors and assigns not to: (i) make any claim for any distributions or payments from the Company other than with respect to the Excluded Interest and payments due under the Consulting Agreement (as such term is defined in the Settlement Agreement) or any agreement entered into on the date of this Agreement between Seller and Seller Parent, on one hand, and Buyer on the other hand; (ii) make any claim to any equity interest in or rights as a member of the Company, whether pursuant to the Member Control Agreement, Minnesota law or otherwise; and (iii) make any claim against Buyer with respect to the Excluded Interest.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into and perform this Agreement, Buyer hereby makes the following representations and warranties to Seller as of the date hereof:

4.1           Status. Buyer is a duly formed, validly existing limited liability company in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

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4.2           Authority. Buyer has full power, right and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer’s execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Buyer.

4.3           Enforceability. This Agreement has been duly and validly executed by Buyer and, upon delivery hereof by Buyer, will constitute a legally valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.4           No Conflict. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby, and compliance with the terms and provisions hereof and thereof, do not and will not:  (a) conflict with, violate, result in the breach of, or constitute a default under any provision of Buyer’s charter or by-laws; (b) conflict with, violate, result in the breach of, constitute a default under, give rise to any right of acceleration, cancellation or termination of any right or obligation of Buyer under, or require any consent, approval, authorization or action or filing pursuant to, any agreement or other instrument to which Buyer is a party or by which Buyer or any of its properties or assets are bound; or (c) violate or require any consent, approval, authorization or action or filing pursuant to, any Laws applicable to Buyer, or any of its properties or assets, except consents and approvals required under the laws and regulations of the State of Minnesota applicable to the acquisition of an ownership interest in an entity licensed to engage in pari-mutuel wagering.

4.5           Brokerage. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer or in connection with the execution of this Agreement or upon consummation of the transactions contemplated hereby.

ARTICLE V
CONTINGENT PURCHASE OPTION

5.1           Contingent Option to Repurchase.

(a)           Seller shall have the right, at any time on or after July 20, 2009, but on or before July 24, 2009 (the “Option Period”), to purchase all, but not less than all, of the Acquired Interest from BDCF at a price equal to $1.00, provided that Seller shall have also purchased at par, on the date of the acquisition of the Acquired Interest pursuant to the exercise of the Option Right (as defined herein), a last out, non-voting, fully subordinated participation interest in the Obligations (as such term is defined in the Credit Agreement) (the “Participation Interest”) from BDCF in the aggregate principal amount equal to $7,500,000 pursuant to documentation reasonably satisfactory to BDCF (such contingent right to purchase the Acquired Interest, the “Option Right”). For the avoidance of doubt, the Option Right shall not be available to Seller unless and until it

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has acquired the Participation Interest from BDCF. Between the Closing Date and the date of exercise of the Option Right, Buyer shall not take any action or permit any action of the Company to be taken that would cause such 50% Membership Interest (excluding the Retained Interest) to constitute less than 50% of the Membership Interests in the Company (excluding the Retained Interest).

(b)           Seller acknowledges and agrees that the Option Right does not include any rights of any kind with respect to the Company or under the Member Control Agreement or applicable law, other than as expressly set forth in this Section 5.1. Without limiting the generality of the preceding sentence, Seller shall have no voting, control or other rights as a Member of the Company, whether under the Member Control Agreement or under Minnesota law, as a result of this Section 5.1.

(c)           No later than thirty (30) days prior to Seller’s exercise of the Option Right, Seller shall deliver an irrevocable notice pursuant to Section 7.5 below, which notice shall set forth a date for closing which shall be during the Option Period.

(d)           In connection with the exercise of the Option Right, Seller shall, at the closing of the purchase of the Acquired Interest: (i) acquire the Participation Interest by delivery of documentation reasonably satisfactory to BDCF; (ii) execute and deliver a pledge agreement in favor of BDCF, as Agent, in form and substance substantially similar to the Pledge Agreement (the “New Pledge Agreement”), to effect the granting of a first lien and security interest in the Acquired Interest to secure all obligations owed under the Credit Agreement; and (iii) subject to any applicable requirements of the Member Control Agreement, acquire the Acquired Interest at a purchase price of $1.00.

(e)           In connection with the exercise of the Option Right, BDCF shall deliver to Seller at closing, subject to the New Pledge Agreement, a membership certificate evidencing the Membership Interest, accompanied by an assignment and acceptance document, substantially in the form attached hereto as Exhibit A, duly executed by BDCF and, subject to any applicable requirements of the Member Control Agreement, effecting the assignment and transfer of the Acquired Interest to Seller. In connection with the transfer by BDCF of the Acquired Interest to Seller pursuant to the exercise of the Option Right, BDCF shall not be required to make any representations or warranties to Seller in connection with such transfer, except as to (i) good and valid title to the Acquired Interest being transferred to Seller; (ii) its valid existence and good standing (if applicable); (iii) the legal capacity and authority for, and validity, binding effect and enforceability of (as against BDCF), any agreement entered into by BDCF in connection with the transfer of the Acquired Interest; and (iv) the fact that no broker’s commission or finder’s fee is payable by BDCF as a result of BDCF’s conduct in connection with the transfer of the Acquired Interest pursuant to this Article V. The Acquired Interest shall at all times remain subject to rights of the Agent pursuant to the New Pledge Agreement.

(f)            The Option Right set forth in this Section 5.1 shall expire if the closing of the acquisition of the Acquired Interest does not occur during the Option Period, except if such failure to close is due to BCDF’s unreasonable delay or failure to comply with the requirements of this Section 5.1.

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ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1           Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing indefinitely.

ARTICLE VII
MISCELLANEOUS

7.1           Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

7.2           Governing Law. THIS AGREEMENT AND EACH OF THE OTHER ACQUISITION DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

7.3           Consent to Jurisdiction. EACH OF SELLER AND BUYER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LITIGATED IN SUCH COURTS. EACH OF SELLER AND BUYER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF SELLER AND BUYER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SELLER OR BUYER, AS APPLICABLE, BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SELLER OR BUYER, AS APPLICABLE, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

7.4           Waiver of Jury Trial. BUYER AND SELLER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER ACQUISITION DOCUMENTS. BUYER AND SELLER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER ACQUISITION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BUYER AND SELLER WARRANT AND REPRESENT THAT EACH HAS

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HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

7.5           Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, sent by e-mail, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a business day before 4:00 p.m. New York time; (c) if sent by e-mail, by the sender’s receipt of an e-mail acknowledgment confirming delivery thereof, (d) if delivered by overnight courier, one (1) business day after delivery to the courier properly addressed; or (e) if delivered by U.S. mail, four (4) business days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Seller:	Southwest Casino and Hotel Corp.
2001 Killebrew Drive
Bloomington, MN 55425
ATTN: Thomas E. Fox
Fax: (952) 853-9991

With a copy to:	Oppenheimer Wolff & Donnelly, LLP
Plaza VII, Suite 3200
35 South 7th Street
Minneapolis, MN 55402
ATTN: D. William Kaufman
Fax: (612) 607-7100

If to Buyer:	Black Diamond Commercial Finance, L.L.C.
100 Field Drive
Lake Forest, IL 60045-2580
ATTN: Hugo H. Gravenhorst
Fax: (847) 615-9064

With a copy to:	Black Diamond Capital Management, L.L.C.
One Sound Shore Drive
Suite 200
Greenwich, CT 06830
ATTN: Bob Rosenbloom
Fax: (203) 552-1014

and:	Latham & Watkins LLP
233 South Wacker Drive
Suite 5800, Sears Tower
Chicago, Illinois 60606
ATTN: Jeff Moran
Fax: (312) 993-9767

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7.6           References, Pronouns and Headings. Except as otherwise specifically indicated, all references to Section or Subsection numbers refer to Sections and Subsections of this Agreement and all references to Exhibits refer to the Exhibits attached hereto. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. The word “or” means “and/or” and the words “include” and “including” shall not be construed as terms of limitation. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

7.7           Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding the foregoing, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of Buyer, in the case of an assignment by Seller, or of Seller, in the case of an assignment by Buyer, and any purported assignment without such consent shall be null and void; provided, however, that Seller and Buyer may make such an assignment without consent to (i) its affiliates or (ii) a successor to all or a material portion of its assets or business, whether in a merger, sale of stock, sale of assets or other transaction, the definitive written agreement for which shall contain an express assumption by the successor or assignee of Seller’s or Buyer’s, as the case may be, obligations hereunder; and provided, further, that Buyer may make such an assignment without consent to any Lender (as such term is defined in the Credit Agreement).

7.8           No Waiver. Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

7.9           No Oral Modification. Neither this Agreement nor any of its terms or provisions may be amended, modified, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

7.10         Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such cost and expenses.

7.11         Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, and the Settlement Agreement, dated as of the date hereof, by and between Seller, Seller Parent and Buyer, as Agent, contain the full agreement between the parties hereto on its subject matters, and supersedes and renders null and void all prior

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agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters.

7.12         Construction. Buyer and Seller acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Acquisition Documents and that this Agreement and the other Acquisition Documents shall be construed as if jointly drafted by Buyer and Seller.

7.13         Additional Documents. The parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

7.14         No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns.

7.15         Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. The parties agree that telecopied or electronically scanned copies of signatures will be sufficient, with original signature pages to be supplied and exchanged at a later date.

Signature Page Follows.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

BUYER:

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Agent

By:	/s/ Hugo H. Gravenhorst
Hugo H. Gravenhorst
Managing Director

SELLER:

SOUTHWEST CASINO AND HOTEL CORP.

By:	/s/ Thomas E. Fox
Thomas E. Fox
President

Exhibit 10.2

LIMITED COVENANT NOT TO SUE AND RELEASE OF LIMITED GUARANTY

This Limited Covenant Not to Sue and Release of Limited Guaranty (“Agreement”) is made and entered into as of October 19, 2008 by and among Southwest Casino Corporation, a Nevada corporation (“SCC”), Southwest Casino and Hotel Corp., a Minnesota corporation (“SCH”) (SCC and SCH are referred to herein each individually as a “Guarantor” and collectively, as the “Southwest Guarantors”), and Black Diamond Commercial Finance, L.L.C., a Delaware limited liability company, as Agent (“Agent”). Unless otherwise specified herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, pursuant to that certain Credit Agreement, dated as of April 20, 2007 (as heretofore amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Borrower, North Metro Hotel, LLC, a Minnesota limited liability company, as a guarantor and a Loan Party (“Hotel LLC”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and Agent, Lenders have made certain loans and financial accommodations to Borrower;

WHEREAS, SCC, SCH and Agent are parties to that certain Limited Guaranty dated as of July 1, 2008 (the “Southwest Guaranty”), pursuant to which the Southwest Guarantors unconditionally guaranteed the Obligations on a limited basis as set forth therein, and SCH and Agent are parties to that certain Pledge Agreement, dated as of April 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Southwest Pledge Agreement”), pursuant to which SCH pledged to Agent, for the benefit of itself and the benefit of Lenders, a first priority security interest in the Pledged Collateral (as defined in the Southwest Pledge Agreement);

WHEREAS, MTR-Harness, Inc., a Minnesota corporation (“MTR Harness”), MTR Gaming Group, Inc., a Delaware corporation (“MTR Gaming”) (MTR Harness and MTR Gaming are referred to herein each individually as an “MTR Guarantor” and collectively, as the “MTR Guarantors”) and Agent are parties to that certain Limited Guaranty dated as of July 1, 2008 (the “MTR Guaranty”), and MTR Harness and Agent are parties to that certain Pledge Agreement, dated as of April 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “MTR Pledge Agreement”);

WHEREAS, certain Events of Default have occurred and are continuing under the Credit Agreement as of the date hereof (the “Existing Defaults”), and as a result of the Existing Defaults, Agent and the Lenders have terminated their obligation to make further extensions of credit to or for the benefit of Borrower and are entitled to exercise any and all default-related rights and remedies under the Credit Agreement, other Loan Documents (which term, for purposes of this Agreement, does not include the MTR Pledge Agreement or the MTR Guaranty) and/or applicable law;

WHEREAS, the parties hereto are also party to that certain Settlement Agreement of even date herewith, which contemplates the execution of this Agreement in conjunction with certain other Agreements to be executed concurrently herewith; and

WHEREAS, in consideration of SCH’s entry into the Settlement Agreement, Agent has agreed that, subject to the terms and conditions hereof, it would not sue to enforce the Southwest Guaranty.

NOW THEREFORE, in consideration of one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Conditions Precedent. The obligations of Agent under this Agreement are subject to the satisfaction of all of the applicable conditions set forth below:

(a) Agent shall have received a fully executed copy of that certain Settlement Agreement among SCH, SCC and Agent, dated as of the date hereof (the “Settlement Agreement”);

(b) Agent shall have received a fully executed copy of that certain Limited Liability Company Interest Purchase Agreement between SCH and Agent, dated as of the date hereof (the “Purchase Agreement”);

(c) Agent shall have received a fully executed Consulting Agreement between SCH and Agent, dated as of the date hereof (the “Consulting Agreement,” and, collectively with this Agreement, the Settlement Agreement and the Purchase Agreement, the “Transaction Documents”); and

(d) The transactions contemplated by the Purchase Agreement shall have closed and been consummated by no later than October 19, 2008.

2.                                      Covenant Not To Sue. Agent, on behalf of itself and its affiliates, successors and assigns, hereby agrees not to initiate against the Southwest Guarantors or any of their respective successors, assigns, insurers, administrators, heirs, and beneficiaries (the “Southwest Parties”), any proceeding of any nature based on any claim seeking to enforce the Southwest Guaranty or otherwise recover any amounts due thereunder from any of the Southwest Parties during the period from the date hereof until the earliest to occur of any of the following:

(a) the occurrence of any default or event of default under any of the Transaction Documents (other than a default or event of default arising as a result of the action or inaction of Agent), or the breach (by any party other than Agent) of any term or condition of any of the Transaction Documents; and

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(b) the date on which any court or any federal, state or local agency, or any other tribunal or body of competent jurisdiction determines, or the date on which one or more of the Southwest Guarantors asserts or alleges (whether in a claim or cause of action commenced by any party in any court or before any federal, state or local agency, or any other tribunal or body, or otherwise in any writing to Agent) that any of the Transaction Documents or any of the transactions contemplated thereby are invalid or unenforceable in whole or in part.

3.                                      Release and Termination of Southwest Guaranty. Any and all rights and obligations of SCC, SCH, Agent and Lenders under the Southwest Guaranty will be released on, and the Southwest Guaranty will be of no further force and effect as of, the later to occur of:

(a) the earlier to occur of the following:

(1)             a final determination by a court of competent jurisdiction that Agent: (i) has duly and properly acquired all right, title and interest in and to the Acquired Interest (as such term is defined in the Purchase Agreement, the “Acquired Interest”) formerly owned by SCH, (ii) has properly succeeded to SCH’s Membership Interest (as such term is defined in the Purchase Agreement, the “Membership Interest”) in North Metro Harness Initiative, LLC, a Minnesota limited liability company (“North Metro”), except that portion of the Membership Interest comprising the Retained Interest (as such term is defined in the Purchase Agreement, the “Retained Interest”), and (iii) is a “Member,” “Substitute Member” and “Managing Member” (as such terms are defined in the Member Control Agreement) for all purposes and in all respects under the Member Control Agreement (as such term is defined in the Purchase Agreement, the “Member Control Agreement”); and

(2)             the receipt by Agent of documentation, in form and substance reasonably acceptable to Agent, executed and delivered by all of the Members (as such term is defined in the Member Control Agreement) of North Metro: (i) acknowledging and consenting to Agent’s acquisition of the Acquired Interest; (ii) admitting Agent as a “Member,” “Substitute Member” and “Managing Member” (as such terms are defined in the Member Control Agreement) under the Member Control Agreement for all purposes and in all respects; and (iii) acknowledging and consenting to Agent’s succession to SCH’s Membership Interest in North Metro, except that portion of the Membership Interest comprising the Retained Interest; and

(b) the satisfaction of all obligations of SCH under the Consulting Agreement.

4.                                      Reservation of Rights; No Effect on Obligations or Liens of Agent. Except to the extent explicitly set forth herein and in the Transaction Documents, Agent expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement,

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the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and all other Loan Documents and/or applicable law, including, without limitation, its right at any time, as applicable, (i) to accelerate the Obligations, (ii) to commence any legal or other action to collect any or all of the Obligations from any or all of the Borrower and the other Loan Parties and/or any Collateral or any property pledged by any other person or entity as security for the Obligations (the “Other Collateral”), (iii) to foreclose or otherwise realize on any or all of the Collateral or Other Collateral and/or as appropriate (including to foreclose on the Pledged Collateral under the Southwest Pledge Agreement and/or the MTR Pledge Agreement), set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral or Other Collateral, (iv) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and all other Loan Documents and/or applicable law, and (v) to reject any forbearance, financial restructuring or other proposal, other than the transactions contemplated in this Agreement and the Transaction Documents, made by or on behalf of the Borrower, any other Loan Party or any creditor or equity holder. No oral representations or course of dealing on the part of Agent, any Lender or any of its officers, employees or agents, and no failure or delay by Agent or any Lender with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement or any of the other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy. Nothing herein or in the Settlement Agreement, the Purchase Agreement or the Consulting Agreement shall have any effect on the validity or enforceability of the Obligations or the liens and security interests of Agent securing the Obligations.

5.                                      Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

6.                                      Governing Law. THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

7.                                      Consent to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION,

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ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE SOUTHWEST GUARANTORS HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE SOUTHWEST GUARANTORS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE SOUTHWEST GUARANTORS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

8.                                      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES TO THIS AGREEMENT WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.                                      Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, sent by e-mail, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time; (c) if sent by e-mail, by the sender’s receipt of an e-mail acknowledgment confirming delivery thereof, (d) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (e) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed

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Notices shall be addressed as follows:

If to the Southwest Guarantors:	Southwest Casino Corporation and Southwest
Casino and Hotel Corp
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425
ATTN: President
Fax: 952-853-9991

With a copy to:	Oppenheimer Wolff & Donnelly, LLP
Plaza VII, Suite 3200
35 South 7th Street
Minneapolis, MN 55402
ATTN: D. William Kaufman
Fax: 612-607-7100

If to Agent:	Black Diamond Commercial Finance, L.L.C.
100 Field Drive
Lake Forest, IL 60045-2580
ATTN: Hugo H. Gravenhorst
Fax: 847-615-9064

With a copy to:	Black Diamond Capital Management, L.L.C.
One Sound Shore Drive
Suite 200
Greenwich, Connecticut 06830
ATTN: Bob Rosenbloom
Fax: 203-552-1014

And to:	Latham & Watkins LLP
233 South Wacker Drive
Suite 5800, Sears Tower
Chicago, Illinois 60606
ATTN: Jeff Moran
Fax: 312-993-9767

10.                                References, Pronouns And Headings. Except as otherwise specifically indicated, all references to Section or Subsection numbers refer to Sections and Subsections of this Agreement and all references to Exhibits refer to the Exhibits attached hereto. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. The word “or” means “and/or” and the words “include” and “including” shall not be construed as terms of limitation. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and

6

plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

11.                                Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding the foregoing, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of Agent, in the case of an assignment by SCC or SCH, or of SCC and SCH, in the case of an assignment by Agent, and any purported assignment without such consent shall be null and void; provided, however, that (a) SCC, SCH and Agent may make such an assignment without consent to (i) its affiliates or (ii) a successor to all or a material portion of its assets or business, whether in a merger, sale of stock, sale of assets or other transaction, the definitive written agreement for which shall contain an express assumption by the successor or assignee of the obligations of SCC, SCH or Agent, as the case may be, hereunder and (b) Agent may make such assignment without consent to any Lender under the Credit Agreement.

12.                                No Waiver. Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

13.                                No Oral Modification. Neither this Agreement nor any of its terms or provisions may be amended, modified, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

14.                                Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such cost and expenses.

15.                                Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof (including the Transaction Documents), contains the full agreement between the parties hereto on its subject matters, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters.

16.                                Construction. Each of the parties hereto acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Transaction Documents and that this Agreement and the

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other Transaction Documents shall be construed as if jointly drafted by the parties hereto and thereto.

17.                                Additional Documents. The parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement and the other Transaction Documents.

18.                                No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns.

19.                                Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. The parties agree that telecopied copies of signatures will be sufficient, with original signature pages to be supplied and exchanged at a later date.

Signature page follows.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOUTHWEST CASINO CORPORATION

By:	/s/ Thomas E. Fox
Name:	Thomas E. Fox
Its:	President

SOUTHWEST CASINO AND HOTEL CORP.

By:	/s/ Thomas E. Fox
Name:	Thomas E. Fox
Its:	President

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Agent

By:	/s/ Hugo H. Gravenhorst
Name:	Hugo H. Gravenhorst
Its:	Managing Director

9

Exhibit 10.3

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into as of October 19, 2008 by and among Southwest Casino Corporation, a Nevada corporation (“SCC”), Southwest Casino and Hotel Corp., a Minnesota corporation (“SCH”) (SCC and SCH are referred to herein each individually as a “Guarantor” and collectively, as the “Southwest Guarantors”) and Black Diamond Commercial Finance, L.L.C., a Delaware limited liability company, as Agent (“Agent”).  Unless otherwise specified herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, SCC owns 100% of the capital stock of SCH;

WHEREAS, SCH owns a 50% Membership Interest (as such term is defined in the Member Control Agreement, as defined below) (the “Membership Interest”) in North Metro Harness Initiative, LLC, a Minnesota limited liability company (the “Borrower”), whose business and affairs are governed by that certain Member Control Agreement of North Metro Harness Initiative, LLC, entered into and effective as of June 8, 2004 (as has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Member Control Agreement”);

WHEREAS, SCH’s Membership Interest in the Company includes a 50% Percentage Interest (as such term is defined in the Member Control Agreement) in the Borrower;

WHEREAS, MTR-Harness, Inc., a Minnesota corporation (“MTR Harness”), is owner of a 50% Membership Interest (as such term is defined in the Member Control Agreement) in the Borrower;

WHEREAS, pursuant to that certain Credit Agreement, dated as of April 20, 2007 (as heretofore amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Borrower, North Metro Hotel, LLC, a Minnesota limited liability company, as a guarantor and a Loan Party (“Hotel LLC”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and Agent, Lenders have made certain loans and financial accommodations to Borrower;

WHEREAS, SCC, SCH and Agent are parties to that certain Limited Guaranty dated as of July 1, 2008 (the “Southwest Guaranty”), pursuant to which the Southwest Guarantors unconditionally guaranteed the Obligations on a limited basis as set forth therein, and SCH and Agent are parties to that certain Pledge Agreement, dated as of April 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Southwest Pledge Agreement”), pursuant to which SCH pledged to Agent, for the benefit of itself and the benefit of Lenders, a first priority security interest in the Pledged Collateral (as defined in the Southwest Pledge Agreement);

WHEREAS, MTR Harness, MTR Gaming Group, Inc., a Delaware corporation (“MTR Gaming”) (MTR Harness and MTR Gaming are referred to herein each individually as an “MTR Guarantor” and collectively, as the “MTR Guarantors”) and Agent are parties to that certain Limited Guaranty dated as of July 1, 2008 (the “MTR Guaranty”), and MTR Harness and Agent are parties to that certain Pledge Agreement, dated as of April 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “MTR Pledge Agreement”);

WHEREAS, certain Events of Default have occurred and are continuing under the Credit Agreement as of the date hereof, including the Event of Default arising as a result of the failure to comply with Section 6.16 of the Credit Agreement, the Event of Default arising as a result of the failure to comply with Section 7.1 (b) of the Credit Agreement for the period ending June 30, 2008, the anticipated Event of Default arising from the anticipated failure to comply with Section 7.1 (b) of the Credit Agreement for the period ending September 30, 2008, and the Event of Default arising as a result of the failure to make an interest payment to Agent due on October 17, 2008 (each such Event of Default, an “Existing Default,” and, collectively, the “Existing Defaults”), and as a result of the Existing Defaults, Agent and the Lenders terminated their obligation to make further extensions of credit to or for the benefit of Borrower on September 11, 2008 and are entitled to exercise any and all default-related rights and remedies under the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and the other Loan Documents (which term, for purposes of this Agreement, does not include the MTR Guaranty or the MTR Pledge Agreement) and/or applicable law, including but not limited to foreclose on the Pledged Collateral, as defined in and pursuant to the provisions of the Southwest Pledge Agreement and the MTR Pledge Agreement, respectively; and

WHEREAS, as a result of the Existing Defaults and the financial difficulties of the Borrower, the parties hereto desire to enter into the documents and transactions identified and described herein.

NOW THEREFORE, in consideration of one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Concurrent Transactions.  Concurrently herewith, the parties hereto intend to execute and deliver the following agreements and effect the following transactions, all of which, collectively, are intended to constitute one transaction.  All documents or other deliveries required to be made by the parties hereto at Closing (as defined below), and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by the parties hereto have been made, and all concurrent or other transactions shall have been consummated.

(a)          Purchase Agreement.  On the date hereof, Agent and SCH shall enter into that certain Limited Liability Company Interest Purchase Agreement dated of the date hereof (the “Purchase Agreement”);

(b)         Limited Covenant Not to Sue.  On the date hereof, Agent and the Southwest Guarantors shall enter into that certain Limited Covenant Not to Sue and Release of Limited Guaranty dated as of the date hereof (the “Covenant Not to Sue”);

(c)          Consulting Agreement.  On the date hereof, Agent and SCH shall enter into that certain Consulting Agreement dated as of the date hereof (the “Consulting Agreement,” and, collectively with this Agreement, the Purchase Agreement and the Covenant Not to Sue, the “Transaction Documents”);

(d)         Closing.  The transactions contemplated by the Purchase Agreement, the Covenant Not to Sue and the Consulting Agreement shall have closed and been consummated by no later than October 19, 2008 (the “Closing”); and

(e)          Delivery.  The obligation of Agent to consummate the transactions contemplated by this Agreement is subject to the delivery by each of the Southwest Guarantors of certified copies of resolutions of the governing bodies of each of the Southwest Guarantors authorizing and approving the transactions contemplated by this Agreement.

2.                                       Acknowledgements of Southwest Guarantors; Existing Defaults; Outstanding Obligations.

(a)          Outstanding Obligations.  Each of the Southwest Guarantors acknowledges and agrees that the aggregate balance of the outstanding Obligations under and as defined in the Credit Agreement as of October 17, 2008 was not less than $42,192,394.

The foregoing amount does not include any of the interest, fees, costs, and expenses to which Agent and/or any Lender is entitled under the Credit Agreement or other Loan Documents.  All of the foregoing Obligations are outstanding, and each of the Southwest Guarantors acknowledges and agrees that (i) they are jointly and severally liable for the Obligations to the extent provided under the Southwest Guaranty, and (ii) they have no right of offset, defense, or counterclaim with respect to any of the Obligations.

Pursuant to the Credit Agreement and other Loan Documents, each of the Southwest Guarantors acknowledges, ratifies, reaffirms, confirms and agrees that the Agent and Lenders have, and shall continue to have, valid, enforceable and perfected first priority Liens, subject to Permitted Encumbrances that are entitled to priority under applicable law, upon all of the Collateral as security for payment of the Obligations to the extent provided under the Credit Agreement and other Loan Documents.

(b)         Existing Defaults.  Each of the Southwest Guarantors acknowledges and agrees that (i) each of the Existing Defaults has occurred and is continuing as of the date hereof, (ii) none of the Existing Defaults has been cured as of the date hereof, (iii) except for the Existing Defaults, no other Defaults and/or Events of Default have occurred and are continuing as of the date hereof and (iv) as a result of each of the Existing Defaults, Agent and the Lenders have no obligation to make further extensions of credit to or for the benefit of Borrower, and the Agent is entitled to exercise any and all default-related rights and remedies under the Credit Agreement, the other Loan Documents and/or applicable law, including, without limitation, its right at any time, as applicable, (1) to accelerate the Obligations, (2) to commence any legal or other action to collect any or all of the Obligations from any or all of the Borrower and the other Loan Parties and/or any Collateral or any property pledged by the Southwest Guarantors as security for the Obligations (the “Other Collateral”), (3) to foreclose or otherwise realize on any or all of the Collateral or Other Collateral and/or as appropriate (including to foreclose on the Pledged Collateral under the Southwest Pledge Agreement), set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral or Other Collateral, (4) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the Southwest Guaranty, the Southwest Pledge Agreement and all other Loan Documents and/or applicable law, and (5) to reject any forbearance, financial restructuring or other proposal made by or on behalf of the Borrower, any other Loan Party or any creditor or equity holder.

(c)          Directors of Borrower.  The parties hereto acknowledge, agree and consent to the following:  (i) immediately prior to the Closing, Agent has rescinded its letter to SCH and MTR Harness dated October 16, 2008 regarding “Removal and Appointment of Directors” and (ii) immediately prior to the Closing, SCH has removed the two Directors previously appointed by SCH to the Board of Directors of the Borrower and has appointed in their place Mark D. Thompson and Erwin A. Marks to the Board of Directors of the Borrower in accordance with Article VII, Section 4.2 of the Member Control Agreement.

3.                                       Reservation of Rights; No Effect on Obligations or Liens of Agent.  Except to the extent explicitly set forth herein and in the Transaction Documents, Agent expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and all other Loan Documents and/or applicable law, including, without limitation, its right at any time, as applicable, (i) to accelerate the Obligations, (ii) to commence any legal or other action to collect any or all of the Obligations from any or all of the Borrower and the other Loan Parties and/or any Collateral or Other Collateral, (iii) to foreclose or otherwise realize on any or all of the Collateral or Other Collateral and/or as appropriate (including to foreclose on the Pledged Collateral under the Southwest Pledge Agreement and/or the MTR Pledge Agreement), set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral or Other Collateral, (iv) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the

Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and all other Loan Documents and/or applicable law, and (v) to reject any forbearance, financial restructuring or other proposal, other than the transactions contemplated in this Agreement and the Transaction Documents, made by or on behalf of the Borrower, any other Loan Party or any creditor or equity holder.  No oral representations or course of dealing on the part of Agent, any Lender or any of its officers, employees or agents, and no failure or delay by Agent or any Lender with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement or any of the other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.  Nothing herein or in the Covenant Not to Sue, the Purchase Agreement or the Consulting Agreement shall have any effect on the validity or enforceability of the Obligations or the Liens and security interests of Agent securing the Obligations.

4.                                       Release.  In exchange for the agreements of Agent set forth in the Covenant Not to Sue and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Southwest Guarantors, on behalf of itself and its affiliates, successors and assigns, fully and forever remises, releases and discharges Agent, Lenders and each of their subsidiaries and affiliates, and each and all of their directors, officers, employees, attorneys, accountants, consultants, and other agents, of and from all manner of actions, choses in action, causes of action, expenses, losses, damages, judgments, executions, claims and demands, of whatsoever kind or nature, of law or in equity, whether known or unknown, arising out of or relating in any manner, to any cause or thing whatsoever, which any Southwest Guarantor may have had, now has, or which any Southwest Guarantor hereafter can, shall or may have, for or by reason of any manner, cause or thing whatsoever, whenever arising, to and including the date of the Closing, including, without limitation, any and all claims in any way relating to the Credit Agreement, the other Loan Documents, the MTR Guaranty, or the MTR Pledge Agreement.  Notwithstanding any of the foregoing, if the Agent initiates against the Southwest Guarantors or any of their respective successors, assigns, insurers, administrators, heirs, and beneficiaries (the “Southwest Parties”), any proceeding of any nature based on any claim seeking to enforce the Southwest Guaranty or otherwise recover any amounts due thereunder from any of the Southwest Parties, then the release set forth in this paragraph shall be null and void and of no further force or effect.

5.                                       Representations and Warranties of Southwest Guarantors.  Each of the Southwest Guarantors represents and warrants to Agent as follows:

(a)          Status.  Each of the Southwest Guarantors is a duly formed, validly existing corporation in good standing under the laws of the state of its formation and has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

(b)         Authority.  Each of the Southwest Guarantors has full power, right and authority to execute and deliver this Agreement and the other Transaction Documents, and, subject to the terms of the Member Control Agreement, to perform its obligations hereunder and under the other Transaction Documents and consummate the transactions contemplated hereby and thereby.  The Southwest Guarantors’ execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by the Southwest Guarantors of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of each of the Southwest Guarantors.

(c)          Enforceability.  This Agreement and each of the other Transaction Documents has been duly and validly executed by each of the Southwest Guarantors and, upon delivery thereof by the Southwest Guarantors, will constitute a legally valid and binding obligation of the Southwest Guarantors enforceable against the Southwest Guarantors in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(d)         No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by the Southwest Guarantors of the transactions contemplated hereby and thereby, and compliance with the terms and provisions hereof and thereof, do not and will not:  (i) conflict with, violate, result in the breach of, or constitute a default under any provision of the Southwest Guarantors’ respective charter or by-laws; (ii) conflict with, violate, result in the breach of, constitute a default under, give rise to any right of acceleration, cancellation or termination of any right or obligation of the Southwest Guarantors under, or require any consent, approval, authorization or action or filing pursuant to, any agreement or other instrument to which either of the Southwest Guarantors is a party or by which either of the Southwest Guarantors or any of their properties or assets are bound; or (iii) violate or require any consent, approval, authorization or action or filing pursuant to, any Laws applicable to the Southwest Guarantors, or any of their properties or assets, except laws and regulations of the State of Minnesota applicable to the acquisition of an ownership interest in an entity licensed to engage in pari-mutuel wagering.

6.                                       Representations and Warranties of Agent.  The Agent represents and warrants to the other parties hereto as follows:

(a)          Status.  The Agent is a duly formed, validly existing limited liability company in good standing under the laws of Delaware and has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

(b)         Authority.  The Agent has full power, right and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and under the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby.  The Agent’s execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by Agent of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Agent.

(c)          Enforceability.  This Agreement and each of the other Transaction Documents has been duly and validly executed by the Agent and, upon delivery thereof by the Agent, will constitute a legally valid and binding obligation of the Agent enforceable against the Agent in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(d)         No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by the Agent of the transactions contemplated hereby and thereby, and compliance with the terms and provisions hereof and thereof, do not and will not:  (i) conflict with, violate, result in the breach of, or constitute a default under any provision of the Agent’s charter or by-laws; (ii) conflict with, violate, result in the breach of, constitute a default under, give rise to any right of acceleration, cancellation or termination of any right or obligation of the Agent under, or require any consent, approval, authorization or action or filing pursuant to, any agreement or other instrument to which the Agent is a party or by which the Agent or any of its properties or assets are bound; or (iii) violate or require any consent, approval, authorization or action or filing pursuant to, any Laws applicable to the Agent, or any of its properties or assets, except laws and regulations of the State of Minnesota applicable to the acquisition of an ownership interest in an entity licensed to engage in pari-mutuel wagering.

7.                                       Enforceability; Severability.  If any provision of this Agreement or any of the other Transaction Documents is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement and the other Transaction Documents.  Notwithstanding the foregoing, in the event that the sale contemplated by the Purchase Agreement is held to be wholly or partially unenforceable or invalid in any circumstance, then each of the Transaction Documents shall be invalid and unenforceable in their entirety, and of no further force or effect.

8.                                       Governing Law.  THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.                                       Consent to Jurisdiction.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH OF THE SOUTHWEST GUARANTORS HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE SOUTHWEST GUARANTORS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE SOUTHWEST GUARANTORS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

10.                                 Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF THE PARTIES TO THIS AGREEMENT WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.                                 Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, sent by e-mail, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time; (c) if sent by e-mail, by the sender’s receipt of an e-mail acknowledgment confirming delivery thereof, (d) if delivered by overnight courier, one (1) Business

Day after delivery to the courier properly addressed; or (e) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed

Notices shall be addressed as follows:

If to the Southwest Guarantors:	Southwest Casino Corporation and Southwest
Casino and Hotel Corp
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425
ATTN: President
Fax: 952-853-9991

With a copy to:	Oppenheimer Wolff & Donnelly, LLP
Plaza VII, Suite 3200
35 South 7th Street
Minneapolis, MN 55402
Attn: D. William Kaufman
Fax: 612-607-7100

If to Agent:	Black Diamond Commercial Finance, L.L.C.
100 Field Drive
Lake Forest, IL 60045-2580
ATTN: Hugo H. Gravenhorst
Fax: 847-615-9064

With a copy to:	Black Diamond Capital Management, L.L.C.
One Sound Shore Drive
Suite 200
Greenwich, Connecticut 06830
ATTN: Bob Rosenbloom
Fax: 203-552-1014

And to:	Latham & Watkins LLP
233 South Wacker Drive
Suite 5800, Sears Tower
Chicago, Illinois 60606
ATTN: Jeff Moran
Fax: (312) 993-9767

12.                                 References, Pronouns And Headings.  Except as otherwise specifically indicated, all references to Section or Subsection numbers refer to Sections and Subsections of this Agreement and all references to Exhibits refer to the Exhibits attached hereto.  The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof.  The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement.  The word “or” means “and/or” and the words “include” and “including” shall not be construed as terms of limitation.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.  The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

13.                                 Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.  Notwithstanding the foregoing, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of Agent, in the case of an assignment by SCC or SCH, or of SCC and SCH, in the case of an assignment by Agent, and any purported assignment without such consent shall be null and void; provided, however, that (a) SCC, SCH and Agent may make such an assignment without consent to (i) its affiliates or (ii) a successor to all or a material portion of its assets or business, whether in a merger, sale of stock, sale of assets or other transaction, the definitive written agreement for which shall contain an express assumption by the successor or assignee of the obligations of SCC, SCH or Agent, as the case may be, hereunder and (b) Agent may make such assignment without consent to any Lender under the Credit Agreement.

14.                                 No Waiver.  Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

15.                                 No Oral Modification.  Neither this Agreement nor any of its terms or provisions may be amended, modified, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

16.                                 Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such cost and expenses.

17.                                 Entire Agreement.  This Agreement, including the other documents referred to herein which form a part hereof (including the Transaction Documents), contains the full agreement between the parties hereto on its subject matters, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters.

18.                                 Construction.  Each of the parties hereto acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Transaction Documents and that this Agreement and the other Transaction Documents shall be construed as if jointly drafted by the parties hereto and thereto.

19.                                 Additional Documents.  The parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement and the other Transaction Documents.

20.                                 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns.

21.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument.  The parties agree that telecopied copies of signatures will be sufficient, with original signature pages to be supplied and exchanged at a later date.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOUTHWEST CASINO CORPORATION

By:	/s/ Thomas E. Fox
Name:	Thomas E. Fox
Its:	President

SOUTHWEST CASINO AND HOTEL CORP.

By:	/s/ Thomas E. Fox
Name:	Thomas E. Fox
Its:	President

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Agent

By:	/s/ Thomas E. Fox
Name:	Hugo H. Gravenhorst
Its:	Managing Director

Exhibit 10.4

CONSULTING AGREEMENT

Southwest Casino and Hotel Corp., a Minnesota corporation (“Southwest”), and Black Diamond Commercial Finance, L.L.C., a Delaware limited liability company, in its capacity as Agent (as such term is defined in the Credit Agreement, “Agent”) under the Credit Agreement (“BDCF”), enter into this Consulting Agreement (this “Agreement”) effective as of October 19, 2008 (the “Effective Date”).

WITNESSETH

WHEREAS, Southwest owns a 50% Membership Interest (as such term is defined in the Member Control Agreement, as defined below) (the “Membership Interest”) in North Metro Harness Initiative, LLC, a Minnesota limited liability company d/b/a Running Aces Harness Park (“Running Aces”), whose business and affairs are governed by that certain Member Control Agreement of North Metro Harness Initiative, LLC, entered into and effective as of June 8, 2004 (as amended by that certain First Amendment to Member Control Agreement dated as of April 20, 2007, the “Member Control Agreement”);

WHEREAS, BDCF and Running Aces entered into that certain Credit Agreement, dated as of April 20, 2007 (as has been amended, restated, supplemented or other modified from time to time, the “Credit Agreement”), by and among Running Aces, as borrower, the Loan Parties (as such term is defined in the Credit Agreement) and BDCF, as Agent;

WHEREAS, as a result of the Existing Defaults (as such term is defined in the Settlement Agreement) and the financial difficulties of Running Aces, Southwest, Southwest Casino Corporation, a Nevada corporation and owner of 100% of the capital stock of Southwest, and BDCF, contemporaneously with the execution and delivery of this Agreement, have entered into that certain Settlement Agreement, dated as of the date hereof (the “Settlement Agreement”), which Settlement Agreement, among other things, requires the transfer of Southwest’s Membership Interest to BCDF, as Agent, and the execution and delivery of this Consulting Agreement;

WHEREAS, prior to the transfer of Southwest’s Membership Interests as contemplated by the Settlement Agreement, Southwest, through its officers and employees, has provided leadership, management, consulting and other services to Running Aces and its staff;

WHEREAS, in order for Running Aces to continue its operations without interruption following the sale of its Membership Interests as contemplated by the Settlement Agreement, BDCF has requested that Southwest provide or cause to be provided certain services to Running Aces for a limited time; and

WHEREAS, Southwest is willing to provide or cause to be provided such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1.              CONSULTING SERVICES. BDCF engages Southwest to provide leadership, management and consulting services to Running Aces and BDCF, as Agent, with a level of care and diligence and in a manner consistent with Southwest’s provision of leadership, management and consulting services prior to the sale of the Membership Interest (collectively, the “Consulting Services”), on the terms and subject to the conditions of this Agreement.  Southwest hereby represents to BCDF, and BCDF hereby acknowledges, that the Consulting Services to be provided hereunder shall be provided in good faith and in an manner consistent with the historical delivery of such Consulting Services to Running Aces, substantially for the same purposes, in the same manner, with the same personnel, with the same quality and with the same degree of care as Southwest has provided such Consulting Services to Running Aces immediately prior to the Effective Date.

2.              TRANSITION SERVICES.  In addition to providing the Consulting Services, Southwest agrees to assist BDCF, as Agent, in the transition of the management and operation of Running Aces from Southwest to BDCF.  The services to be provided by Southwest in connection with this transition (the “Transition Services” and, together with the Consulting Services, the “Services”) will consist of:

2.1                               Working with BDCF to train any new management and operational personnel selected by BDCF (“New Management”), if any, to operate and manage Running Aces;

2.2                               Working with BDCF and New Management to establish working relationships between BDCF and New Management, on one hand, and each group or agency with whom relationships are required to manage or operate Running Aces, including, without limitation, Commissioners and staff of the Minnesota Racing Commission (the “Commission”), governmental authorities of Columbus Township and horsemen’s guilds.

2.3                               Working with Running Aces staff, BDCF and New Management to maintain and renew any and all licenses held by Running Aces that are necessary or proper to enable the uninterrupted operation of Running Aces.

2.4                               Working with Running Aces staff, BDCF and New Management to obtain approval for Running Aces’ 2009 live and simulcast race schedules.

2.5                               Working with Running Aces staff, BDCF and New Management in each and all capacities necessary to ensure the uninterrupted operation of the business of Running Aces, in all cases in good faith and in the case of current Running Aces staff in a manner consistent with the historical practices of Southwest, substantially for the same purposes, in the same manner, with the same personnel, with the same quality and with the same degree of care as Southwest has worked with Running Aces staff immediately prior to the Effective Date.

3.              LIMITATION OF CONSULTING AND TRANSITION SERVICES.  Southwest agrees to provide the Services as it reasonably determines necessary to meet the standards of care set forth in Section 1 and Section 2 during the Term of this Agreement.  BDCF acknowledges and agrees that it is the desire of Southwest and BDCF that, through the provision of the Transition Services, the need for and amount of Services provided by Southwest may diminish over the Term of this Agreement.  The aggregate monthly compensation to Southwest is for all services to

2

be provided under this Agreement and any expenses incurred by Southwest in connection with the provision of the Services, and any reduction in the amount of services provided over the course of this Agreement will not result in a reduction in the monthly compensation due to Southwest.

4.              COMPENSATION OF SOUTHWEST.  In consideration for the Services provided by Southwest under this Agreement, BDCF will pay to Southwest a consulting fee equal to $50,000 per month (the “Consulting Fee”).  BDCF will make the initial $50,000 payment within 5 business days of the Effective Date.  BDCF will then make successive $50,000 payments on the next 3 monthly anniversaries of the Effective Date.

5.              TERM.  The term of this Agreement begins on the Effective Date and extends until the 4 month anniversary of the Effective Date (the “Term”), unless extended by written agreement of Southwest and BDCF or terminated pursuant to Section 11.

6.              AUTHORITY.  Each of Southwest and BDCF represents and warrants that: (i) it has full power, right and authority to execute and deliver this Agreement and enter into and perform its obligations hereunder and to consummate the transactions contemplated hereby; and (ii) the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary action of the part of Southwest or BDCF, as applicable.  The undersigned representatives of Southwest and BDCF have full power and authority to enter into this Agreement and to bind Southwest and BDCF, respectively.

7.              COMPLIANCE WITH LAWS; LICENSING.  Neither Southwest nor BDCF will have any rights or obligations under this Agreement to the extent that performance under this Agreement violates any law or regulation, except that BDCF will remain obligated to pay the Consulting Fee if the violation of law or regulation results from any action or inaction of BDCF or the inability of BDCF to obtain or maintain any license required by BDCF in connection with BDCF’s ownership of the Membership Interest.

8.              INDEPENDENT CONTRACTOR. Both BDCF and Southwest agree that Southwest will act strictly as an independent contractor in the performance of its duties under this Agreement and, under no circumstances, will be deemed the agent of BDCF.  Accordingly, Southwest will be wholly responsible for all Southwest employees and payment of all taxes arising out of Southwest’s activities in accordance with this contract, including by way of illustration but not by limitation, federal and state income tax, social security tax, unemployment insurance taxes, and any other taxes or gaming or business license fees as required.

9.              NO PARTNERSHIP.  Nothing in this Agreement will be deemed as creating a partnership, joint venture or similar business relationship between Southwest and BDCF.  Nothing in this Agreement will be construed to create any contract right on the part of any third party or any duty or obligation to such third party on the part of Southwest or BDCF whatsoever.

10.       CONFIDENTIAL INFORMATION. Each party agrees that any information received by it or any agent, employee or consultant retained by it, concerning the other party, or with respect to Southwest, concerning Running Aces, during the performance of this Agreement, regarding the parties’, or with respect to Southwest, Running Aces’ organization, financial matters, marketing plans, or other information of a proprietary nature, will be treated by both parties in full

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confidence and, except as required by law, will not be revealed to any other persons, firms or organizations without the written permission of the other party.  In addition, BDCF acknowledges and agrees that Southwest is a public company that is required to file periodic reports and other information with United States Securities and Exchange Commission and provide public information in accordance with the rules and regulations of the Securities and Exchange Commission.  Nothing in this Agreement limits the ability of Southwest to make such filings and announcements as Southwest reasonably determines, in its sole discretion, are required or advisable under applicable securities laws.  This provision will survive the termination of this Agreement.  Southwest will take all measures deemed reasonably necessary by Southwest to protect BDCF’s and Running Aces’ data that comes into the possession of Southwest from destruction, deletion, loss or unauthorized change and to cause its recovery in events of force majure.

11.       TERMINATION AND DEFAULT.

11.1                        INVOLUNTARY TERMINATION DUE TO CHANGES IN OR COMPLIANCE WITH APPLICABLE LAWS.  It is the understanding of the parties that the operation of Running Aces will comply with all applicable laws.  If this Agreement is determined by a court of competent jurisdiction no longer to be lawful, the obligations of the parties will immediately cease, except that BDCF will remain obligated to pay the Consulting Fee if the determination of unlawfulness results directly from any action or inaction of BDCF or the inability of BDCF to obtain or maintain any license required by BDCF in connection with BDCF’s ownership of the Membership Interest.  If Southwest determines Running Aces or its operations may not comply with rules, regulations or laws applicable to Running Aces, BDCF or Southwest, Southwest may terminate this Agreement, and any obligation of BDCF to pay the Consulting Fee shall also be terminated.

11.2                        EVENTS OF DEFAULT.  Any one or more of the following will constitute an event of default (an “Event of Default”) as that term is used in this Agreement:

11.2.A            Default in the payment of any amount due under this Agreement, if such default continues for more than 5 days after written notice of such default is delivered by Southwest to BCDF; or

11.2.B            Default in the observance or performance of any covenant, condition, or agreement by either BDCF or Southwest that continues for more than 30 days after written notice to cure the default.

11.3                        TERMINATION UPON EVENT OF DEFAULT.  BDCF or Southwest may terminate this Agreement immediately upon an Event of Default by the other party.

11.4                        RIGHTS ON TERMINATION.  If BDCF exercises its right to terminate this Agreement, BDCF will pay Southwest all Consulting Fees due Southwest under this Agreement up to the date this Agreement terminates as determined under Section 10.3 (the “Early Termination Date”).  BDCF will pay all such fees on or before the Early Termination Date.  If Southwest exercises its right to terminate this Agreement, BDCF shall have no obligation to pay the Consulting Fee for any periods after the Early Termination Date.  Following the termination or expiration of this Agreement, all obligations of the parties hereto shall terminate, except that

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the provisions of Section 10, 14, 15, 16, 17, 21 and 22 shall remain in full force and effect following such termination or expiration.

12.       FORCE MAJEURE.  All obligations set forth in this Agreement will be subject to impossibility of performance as a consequence of any strike, lock-out, fire, destruction, acts of God, restrictions of any governmental authority, civil commotion, unavoidable casualty or other cause beyond the control of either party.

13.       SEVERABILITY.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision will be severed and considered deleted from this Agreement and the remainder of that provision and this Agreement will be unaffected and will continue in full force and effect or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

14.       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

15.       CONSENT TO JURISDICTION.  EACH OF SOUTHWEST AND BDCF HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LITIGATED IN SUCH COURTS.  EACH OF SOUTHWEST AND BDCF EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH OF SOUTHWEST AND BDCF HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SOUTHWEST OR BDCF, AS APPLICABLE, BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SOUTHWEST OR BDCF, AS APPLICABLE, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

16.       WAIVER OF JURY TRIAL.  SOUTHWEST AND BDCF HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  SOUTHWEST AND BDCF ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER ACQUISITION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  SOUTHWEST AND BDCF WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS

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17.       NOTICES.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, sent by e-mail, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a business day before 4:00 p.m. New York time; (c) if sent by e-mail, by the sender’s receipt of an e-mail acknowledgment confirming delivery thereof, (d) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (e) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed:

To BDCF at:

Black Diamond Commercial Finance, L.L.C.

100 Field Drive

Lake Forest, IL 60045-2580

ATTN:  Hugo H. Gravenhorst

Fax:  (847) 615-9064

With a copy to:

Black Diamond Capital Management, L.L.C.

One Sound Shore Drive

Suite 200

Greenwich, CT 06830

ATTN:  Bob Rosenbloom

Fax:  (203) 552-1014

and:

Latham & Watkins LLP

233 South Wacker Drive

Suite 5800, Sears Tower

Chicago, Illinois 60606

ATTN:  Jeff Moran

Fax:  (312) 993-9767

To Southwest at:

Southwest Casino Corporation

2001 Killebrew Drive, Suite 306

Minneapolis, Minnesota 55425

Attention: Thomas E. Fox, President

Fax:  (952) 853-9991

With a copy to:

Oppenheimer Wolff & Donnelly, LLP

Plaza VII, Suite 3200

35 South 7th Street

Minneapolis, MN 55402

ATTN:  D. William Kaufman

Fax:  (612) 607-7100

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The above addresses may be changed at any time by written notice.

18.       ASSIGNMENTS.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.  Notwithstanding the foregoing, this Agreement is for personal services and specialized experience and expertise of Southwest and may not be assigned by either party without the prior written consent of the other party, except that Agent may assign this agreement without prior consent to any Lender (as such term is defined in the Credit Agreement).

19.       ENTIRE AGREEMENT.  This Agreement, together with the Settlement Agreement and the other documents referred to therein, contains the entire agreement of the parties on the subject matters stated herein, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters.  This document will be deemed drafted by both parties and will not be construed against any party by virtue of such draftsmanship.

20.       NATURE OF SERVICES AND RECOMMENDATIONS.  Southwest will use commercially reasonable efforts when providing its services under this agreement.  Southwest and BDCF agree that the nature of the services and recommendations that Southwest will provide under this agreement require Southwest to apply its experience and expertise on behalf of BDCF and Running Aces, which requires the application of considerable judgment and the making of assumptions, all of which may prove inaccurate.  BDCF and Southwest acknowledge and agree that in providing the Services under this Agreement, Southwest is not guaranteeing the success of Running Aces and nothing in this Agreement can be construed as an assurance or guarantee of any operating result or level of performance of Running Aces.

BDCF further acknowledges and agrees that: (a) except as provided under Section 2.3, BDCF has not requested and Southwest will not provide any services in connection with any licenses or approvals that BDCF or New Management must obtain in connection with the sale of the Membership Interest; (b) the Commission is an independent regulatory body over which Southwest has no control; (c) the ability of BDCF and New Management to establish working relationships with the Commission is ultimately the responsibility of BDCF and New Management; (d) Southwest does not know and cannot control how the Commission will respond to the sale of the Membership Interest; and (e) Southwest will have no liability or responsibility to BDCF or Running Aces in connection with any decision made, action taken, or failure to act by the Commission.

21.       INDEMNIFICATION OF BDCF.  Southwest hereby agrees to indemnify and hold harmless BDCF and its affiliates and their respective officers, directors, managers, employees, agents and representatives from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or out-of-pocket costs or expenses, including, without limitation, reasonable attorneys’ fees and expenses and costs and expenses of investigation (collectively “Losses”), arising out of or resulting from (a) any breach of this Agreement by Southwest, or

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(b) the gross negligence or willful misconduct of Southwest in the performance of any obligations hereunder, except to the extent such Losses result directly from the breach of this Agreement by BDCF or the gross negligence or willful misconduct of BDCF in the performance of any obligations hereunder.

22.       LIMITATION ON LIABILITY.  In no event will Southwest be liable hereunder, for any payment to BDCF or Running Aces in excess of the fees actually paid to Southwest by BDCF nor will Southwest be liable to BDCF or Running Aces, whether in contract, warranty, tort (including negligence or strict liability) or otherwise for any special, indirect, incidental or consequential damages of any kind or nature whatsoever.

23.       AMENDMENTS.  This Agreement may only be amended in a writing signed by both parties.

24.       NO WAIVER.  Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound hereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

25.       EXPENSES.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

26.       ADDITIONAL DOCUMENTS.  The parties hereto will, without additional consideration, execute and deliver such further instruments or take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

27.       OTHER BUSINESS.  Nothing in this Agreement shall prevent any party from providing any service to any other person.  Nothing in this Agreement shall prevent BDCF from obtaining services the same or substantially the same as the Services from its own employees or from providers other than Southwest.

28.       COMMUNICATION.  Each of Southwest and BDCF shall designate in writing to the other party its general representative who shall be the primary liaison between Southwest and BDCF in the implementation of this Agreement and who shall be copied on all correspondence between the parties.  These general representatives shall correspond regularly and in good faith to insure that, whenever possible, both parties’ concerns as to the day-to-day management of the business are acted upon and resolved to the mutual satisfaction of the parties.

29.       COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument.  The parties agree that telecopied or electronically scanned pages of signatures will be sufficient, with original signature pages to be supplied and exchanged at a later date.

Signature page follows.

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IN WITNESS WHEREOF, Southwest and BDCF have executed this Agreement as of the Effective Date.

SOUTHWEST CASINO AND HOTEL CORP.

By:	/s/ Thomas E. Fox
Thomas E. Fox
President

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Agent

By:	/s/ Hugo H. Gravenhorst
Hugo H. Gravenhorst
Managing Director

Exhibit 99.1

SOUTHWEST CASINO CORPORATION STRIKES NEW OWNERSHIP
DEAL FOR RUNNING ACES HARNESS PARK

Transaction Intended to Improve Track’s Financial Future and Preserve Jobs

Minneapolis, MN - October 23, 2008 — Southwest Casino Corporation (OTCBB: SWCC) representatives announced today they have completed a transfer of its ownership interest in North Metro Harness Initiative, LLC to Black Diamond Commercial Finance, L.L.C. that is intended to improve the long-term viability and preserve hundreds of jobs at Running Aces Harness Park, the popular, state-of-the art card room and harness racing track in Columbus, MN.

“We remain committed to the success of Running Aces and its continuing to contribute to the City of Columbus, Anoka County and the State of Minnesota in the form of jobs, taxes and economic activity,” Southwest CEO James Druck said.

On October 19, Southwest Casino Corporation and its wholly owned subsidiary, Southwest Casino and Hotel Corp., transferred its 50% membership interest in North Metro Harness Initiative, LLC to Black Diamond. In exchange, Southwest receives:

•                  The option to repurchase its 50% Membership Interest in Running Aces.

•                  The retention of Southwest’s right to receive preferential distributions for previous cash advances and loans made by Southwest to North Metro.

•                  Relief from a limited guaranty by Southwest of a portion of North Metro’s debt.

Druck said he is encouraged by the financial capabilities of the new ownership group. He said the marketing dollars and working capital that Southwest understands Black Diamond intends to provide are “essential to the track’s future.”

Southwest, meanwhile, will provide consulting services to Black Diamond for four months. “We look forward to working with Black Diamond to insure improved operating results and, ultimately, the ability to repurchase our 50% equity interest in the track,” Druck said.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities.  Southwest owns and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado.  Southwest also provides consulting services to Palace Resorts in connection with the development of a casino at its luxury resort under construction in Punta Cana, Dominican Republic and has entered into an agreement to manage the casino after it opens in early 2009.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release contains forward-looking statements about Southwest’s ongoing business. These forward-looking statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Many of those risks are described in the Risk Factors section of Southwest’s Quarterly Report on Form 10-Q filed August 14, 2008.  Other risks applicable to these forward-looking statements are described elsewhere in the Quarterly Report and the company’s Annual Report on Form 10-KSB filed March 31, 2008 as well as the company’s other periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements it makes; but may choose from time to time to update them and, if it does, will disseminate the updates to the investing public.

Contact:

Southwest Casino Corporation

Thomas E. Fox, 952-853-9990

President

Or

Investor Relations:

Strategic Growth International

Stan Altschuler, 212-838-1444

saltschuler@sgi-ir.com

or

Richard Cooper, 212-838-1444

rcooper@sgi-ir.com

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